    As filed with the Securities and Exchange Commission on October 4, 1999.

                                                                Registration No.
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        PREMIER RESEARCH WORLDWIDE, LTD.
             (Exact name of registrant as specified in its charter)

        Delaware                               7389                        22-3264604
(State or jurisdiction of          Primary Standard Industrial
Incorporation or organization)     Classification Code Number   (I.R.S. Employer Identification No.)

                              30 SOUTH 17TH STREET
                             PHILADELPHIA, PA 19103
                                 (215) 972-0420
                         (Address, including zip code,
                         and telephone Number, including
                         area code, of registrant's
                         principal executive offices)

                     JOEL MORGANROTH, M.D. Chairman and CEO
                              30 SOUTH 17TH STREET
                             PHILADELPHIA, PA 19103
                                 (215) 972-0420
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             JAMES H. CARLL, ESQUIRE
                             ARCHER & GREINER, P.C.
                              ONE CENTENNIAL SQUARE
                              HADDONFIELD, NJ 08033
                                 (856) 795-2121
                                _________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                     CALCULATION OF REGISTRATION FEE
====================================================================================================
Title of each                                   Proposed           Proposed
class of                       Amount           maximum            maximum              Amount of
securities to be               being            offering price     aggregate            registration
registered                     registered       per share(1)       offering price(1)    fee
====================================================================================================
Common Stock $. 01 par value   2,678,000(2)     $5.53              $14,809,340          $4,117
====================================================================================================

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act of 1993, as amended, based upon the average high and low sales prices reported on the NASDAQ National Market on October 1, 1999.
(2) All of these shares are outstanding shares which may be sold, from time to time, by certain selling shareholders.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

                        PREMIER RESEARCH WORLDWIDE, LTD.
                                30 S. 17th Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 972-0420

                               2,678,000 Shares of
                                  Common Stock


This Prospectus covers the sale of up to 2,678,000 shares of common stock of Premier Research Worldwide, Ltd. offered for the account of certain of our shareholders. We will not receive any of the proceeds from the sale of the shares.

Our common stock is traded on the NASDAQ National Market under the symbol "PRWW." On October 1, 1999, the last sale price of our common stock as reported on the NASDAQ National Market was $5.625 per share.
                                _________________

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted

See the section titled "Risk Factors" beginning on page 3 to read about certain factors you should consider before buying shares of common stock.
                                _________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is October 4, 1999

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 2,678,000 shares (the "Shares") of our common stock which certain of our shareholders may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

         The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

         This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See "Risk Factors" beginning on page 3. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."
                                _________________


                                TABLE OF CONTENTS


About This Prospectus........................................................  2

Risk Factors.................................................................  3

Where You Can Find More Information..........................................  7

About Premier Research Worldwide, Ltd........................................  9

Selling Shareholders......................................................... 10

Plan of Distribution......................................................... 13

Experts...................................................................... 13

Legal Matters................................................................ 13

                                  RISK FACTORS

         An investment in the Shares involves a high degree of risk. You should consider carefully the following risk factors, togther with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

Dependence on certain clients

         Our net revenues are highly dependent on research and development expenditures by the phar maceutical, biotechnology and medical device industries. We have benefitted from the growing ten dency of these businesses to outsource their product development projects to independent clinical research organizations ("CROs") like us. Any reduction in the outsourcing of research and development expenditures in these industries could have a material adverse effect on us. We have in the past derived a significant portion of our net revenues from a relatively limited number of major projects or clients. This is expected to continue in the future. If any of our large clients reduced their business with us, it could have a material adverse effect on us.

Loss or delay of contracts

         Most of our contracts are terminable without cause upon 30 to 90 days notice by the client. Clients terminate or delay contracts for various reasons. These reasons include, among others, the failure of the product being tested to satisfy safety or efficacy requirements; unexpected or undesired clinical results of the product; the client's decision to forego a particular study; clients' decisions to downsize their product development portfolios; insufficient patient enrollment or investigator recruitment; and production problems resulting in shortages of required clinical supplies. The loss or delay of a large project or contract or the loss or delay of multiple smaller contracts could have a material adverse effect on us.

Management of growth

         We expect to grow in the next few years. We believe that sustained growth places a strain on operational, human and financial resources. To manage our growth, we must continue to improve our operating and administrative systems. We also must attract and retain qualified management, professional, scientific and technical operating personnel. Foreign operations also involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. Failure to manage growth effectively could have a material adverse effect on us.

Acquisition risks

         We review acquisition candidates in the ordinary course of our business. Acquisitions involve numerous risks. These risks include the expenses incurred in connection with the acquisition, difficulties in assimilating operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. There can be no assurance that any future acquisitions will be successfully integrated into our operations.

Competition; industry consolidation

         The CRO industry is highly fragmented, with several hundred CROs ranging in size from one person consulting firms to full-service, global product development organizations. We primarily compete against other CROs, some of which possess substantially greater capital, technical and other resources. We also compete against universities and teaching hospitals.

Dependence on proprietary technology; ability to respond to technological change

         We rely on trade secret and contract law to protect our proprietary technology. Such measures may not prove adequate. Our future success also depends upon our ability to enhance our current technology and to develop and introduce new technology that keeps pace with technological developments and the sophisticated needs of our clients. There can be no assurance that we will successfully develop and introduce such enhancements or new technologies. In addition, products or technologies developed by others may render our technology non-competitive or obsolete.

Potential liability

         We could be held liable for errors or omissions in connection with any of the services we perform. Clinical research services involve the testing of new drugs and devices on human volunteers pursuant to a study protocol that has been approved by an impartial review board with medical and non-medical members. Such testing exposes us to the risk of liability for personal injury or death to patients resulting from their participation in the study, including, among other things, possible unforeseen adverse side effects or improper use of a new drug or device. Many of these patients are already seriously ill and are at risk of further illness or death. We could be materially adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by us or the client, or where the indemnifying party does not fulfill its indemnification obligations. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to us.

Dependence on government regulation

         Human pharmaceutical products, biological products, and medical devices are subject to rigorous regulations by the federal government, principally the United States Food and Drug Administration. If products are tested or marketed abroad they are also subject to regulation by foreign governments.

         A relaxation in the scope of regulatory requirements could decrease the business opportunities available to us. In addition, our failure to comply with applicable regulations relating to the conduct of clinical trials or the preparation of marketing applications could lead to a variety of sanctions. For example, regulatory violations in the United States could result, depending on the nature of the violation and the type of product involved, in the issuance of a Warning Letter; termination of a clinical study; refusal of the FDA to approve clinical trial or marketing applications or withdrawal of such applications; injunction; seizure of investigational products; civil penalties; criminal prosecutions; or debarment of the Company from assisting in the submission of abbreviated drug applications for generic drugs. Such sanctions could have a material adverse effect on us.

Uncertainty in health care industry and potential health care reform

         The federal and numerous state governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical, biotechnology and medical device companies. In recent years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and to reduce the growth of total health care expenditures. While none of the comprehensive proposals was adopted, health care reform may again be addressed by the U.S. Congress. Implementation of comprehensive or incremental government health care reform, as well as industry-wide health care cost containment pressures, may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies. This could decrease the business opportunities available to us. We are unable to predict the likelihood of such legislation being enacted into law or the effects such legislation or cost containment pressures would have on us.

Risk of hazardous material contamination

         Our clinical activities involve the controlled use of hazardous materials. Although we believe that our safety procedures for handling the disposal of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for damages which could have a material adverse effect on us.

Need to attract and retain key personnel

         Our success depends on our ability to attract and retain highly trained personnel. As we increase our sales levels, we will need to attract and retain additional qualified skilled personnel for our operations. In recent years there has been great demand for qualified skilled employees in our business segments. We can give no assurance that we will be successful in attracting and retaining the personnel needed for our business. Any failure to do so would adversely affect us.

Quarterly operating results are subject to fluctuation

Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. In the future, our operating results may vary significantly from quarter to quarter due to such factors as:

         o  changes in customer buying patterns;
         o timing of commencement, completion or cancellation of large contracts;
         o  mix of services;
         o the timing of the announcement and introduction of new products by us or our competitors;
         o  the tactics of our competitors;
         o  technological developments;
         o  the overall strength of the economy;
         o predicting general trends in the market for our products and services.

         Fluctuations in our quarterly operating results or our failure to meet analysts' projections or public expectations as to results may adversely affect the market price of our stock. Our operating results for any particular quarter are not necessarily indicative of results that we may achieve for any subsequent quarter or full fiscal year.

Stock price volatility

         Our stock price may be volatile. We may experience volatility in our stock price due to the following and other factors:

         o  quarterly variations in our operating results;
         o  the liquidity of the market for our stock;
         o  announcements of business developments by us or our competitors;
         o  public perception regarding the CRO market;
         o  developments or disputes concerning proprietary rights;
         o  technological innovations or newly introduced products;
         o  general conditions in the CRO industry and the economy.

Future capital needs; uncertainty of additional funding

         We anticipate that cash on hand and anticipated revenues from operations will be sufficient to finance our operations at least through December 2000. However, we may require additional capital sooner than December 2000. In order to meet our needs beyond such time, we may be required to raise additional capital. Additional capital may be unavailable, or available only on unfavorable terms. Any additional equity financings may be dilutive to purchasers in this offering. Any debt financing may involve restrictive covenants. Failure to secure additional financing if and when needed could adversely affect our operations. If we are unable to raise additional capital we would be required to delay, scale back, or eliminate market expansion activities and research and development on existing or new products, or cease operations entirely.

Limitation on use of net operating loss carryforward

         The annual use of our federal net operating loss carryforwards is limited under the Internal Revenue Code as a result of changes in the ownership of our common stock. This annual limitation is approximately $2 million. While this annual limitation is cumulative and can be utilized in future years, it will result in a delay of the use of the carryforward on our federal tax returns.

Year 2000 risks

         We are aware of the issues and problems associated with the Year 2000 date change. The problems surrounding Year 2000 compliance are of extreme concern to us, since we are a clinical research organization providing diagnostic testing and clinical research services to the pharmaceutical industry, as well as a developer of clinical database management software. We produce and deliver information that is date sensitive, especially in deriving date and time calculations.

         Our strategy to address Year 2000 compliance is to replace potentially non-compliant software and hardware with new compliant systems or updated Year 2000 compliant versions. We are also assessing and surveying our suppliers of third party products and services. We cannot at this time fully assess the status of our suppliers until they have completed their own efforts. We will review the readiness of the suppliers on an on-going basis throughout the remainder of the year.

         We also rely heavily on the healthcare industry. This industry and its related clinical investigational sites may not have focused their efforts on the Year 2000 issue to the same degree. Thus we have an increased risk that investigational sites, necessary for the conduct of clinical trials, will be unable to provide timely answers and data that we need to perform services on time to our contractual clients. Also, the failure of our customers to address the Year 2000 issue could negatively impact on their ability to use our services.

         While contingency plans have been developed to address the above risks, we cannot assure that those plans will sufficiently protect us from the effects of those risks. Any disruptions from the realization of any of these risks could adversely affect us.


Anti-takeover provisions

         Provisions of our amended and restated articles of incorporation and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders.


No dividends

         We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public-reference rooms in New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. You may visit our web site at http://www.premier-research.com.

         The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this Prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling shareholders sell all the
Shares:

         o  Annual Report on Form 10-K for the year ended December 31, 1998;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

         o  Current Report on Form 8-K dated September 9, 1999; and

         o The description of the common stock contained in our Registration Statement on Form 8-A, dated January 28, 1997, and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Premier Research Worldwide, Ltd.
         30 S. 17th Street
         Philadelphia, Pennsylvania  19103
         (215) 972-0420

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of the Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                     ABOUT PREMIER RESEARCH WORLDWIDE, LTD.


         Premier Research Worldwide, Ltd. is a global service and consulting company operating in the clinical research organization ("CRO") field. Through the application and integration of science, process and technology, we aid our clients in the clinical development process, improving the quality and timeliness of data, speeding time to market and reducing overall development costs. Through coupling an in-depth understanding of clinical development with technology and efficient workflow processes, we provide specific clinical development solutions for clients in the pharmaceutical, biotechnology and medical device industries and other CRO's. Our products and services include targeted therapeutic research, centralized diagnostic testing and internet enabled proprietary software.

         All of our services are designed to help clients reduce their product development time in a cost-effective manner. In 1977, our predecessor, Cardio Data Systems, began providing diagnostic testing services used to evaluate the safety and efficacy of new drugs. Today, these services include electrocardiograms, Holter monitoring, pulmonary function testing, blood and urine sampling, and other tests. We provide these tests on a centralized basis. To take advantage of the potential synergies and cross-selling opportunities with our centralized diagnostic testing services, we added clinical trial management capabilities in 1995 by forming a limited liability company to pursue this business area. This limited liability company was originally owned 65% by us and 35% by PREMIER, Inc., a large voluntary healthcare alliance. Upon the closing of our initial public offering of common stock in February 1997, PREMIER Inc.'s minority interest in this limited liability company was converted into 330,150 shares of our common stock.

         During 1997, we acquired the assets and business of DLB Systems, Ltd., a provider of clinical trial and data management software and services to the pharmaceutical, biotechnology and device industry. The acquisition of DLB provides the opportunity to extend our clinical data management expertise worldwide. The integration of our rapid data acquisition and review capacity and DLB's integrated clinical research system allows us to offer technological advantages facilitating drug and medical device development.

         We are also a pioneer in recruiting patients for clinical trials via the internet and have a working relationship and minority ownership position in www.americasdoctor.com, an e-health company that is one of four anchor tenants on the AOL Health Page.

         Our principal executive offices are located at 30 S. 17th Street, Philadelphia, Pennsylvania 19103, telephone number (215) 972-0420. For further information concerning Premier Research, see the section titled "Where You Can Find More Information."

                              SELLING SHAREHOLDERS

         Certain of our selling shareholders may sell, from time to time, up to 2,678,000 shares of the common stock. The table below identifies each selling shareholder and the number of shares which each such shareholder may sell pursuant to this Prospectus.

                                                         Maximum
                                                         Number of Shares
                                                         to be Sold
                                                         Pursuant to this
         Name                                            Prospectus (1)
-------------------------                                ----------------
Joel Morganroth, M.D. (2)                                  130,000

Ellis G. and Peggy                                          25,050
B. Wachs, Tenants
by Entireties

EWachs Family                                               50,000
Partnership

Bryan Weingarten                                             8,300

Steven Sidewater                                            33,350

Sidewater Assn. I.                                          33,350

Vederman Family                                             16,700
Partnership

Stephen Wolfson                                             20,825

June Wolfson                                                20,825

MLPF&S CUST                                                 16,700
FPO Joseph A.
Esposito IRRA FBO
Joseph A. Esposito

Vanguard Fiduciary                                          16,450
Trust Company for
the Benefit of
William H. Simmons

Kaplin Investment Partnership, LP                          166,700

Elmer L. Kaplin                                             41,650

Trust under Will #1                                         83,350
Robert H. Fleisher, deceased
Sheldon  M. Bonovitz, Trustee
Trust dated 1/30/88 (3)

Lawrence S. Smith                                           83,350

Comcast Corporation                                         83,350

Brian Roberts                                               41,650

RCNJ Associates,                                            83,350
LP

Stephen Phillips                                            41,650

John M. Ryan (4)                                            16,700

James E. Marks                                              16,700

Ira Lubert                                               1,000,001

Dean Adler                                                  33,333

Kristine Lubert                                              7,333
Trust - Howard
Lubert Trustee
Trust dated 6/20/90

Jonathan Lubert                                              7,333
Trust - Howard
Lubert Trustee
Trust dated 6/20/90

Corporate                                                  492,400
Opportunities
Fund (Institutional),
L.P.  (5)

Corporate                                                   90,900
Opportunities
Fund, L.P. (5)

Howard Silverman                                            16,700
____________
(l) The following persons may be deemed to be the beneficial owners of the following additional shares which are not shown in the table:
    Dr. Morganroth, 874,000 shares; William

    Simmons, 30,000 shares; Ned Kaplin, a partner of Kaplin Investment Partnership, LP, 5,000 shares; Elmer L. Kaplin, 13,000 shares; Sheldon Bonovitz, 37,000 shares; Lawrence S. Smith, 23,600 shares; Stephen Phillips, 3,000 shares; and John Ryan, 3,000 shares. Such additional shares are not covered by this Prospectus.

(2) Dr. Morganroth is the Chairman, Chief Executive Officer and a director of Premier Research.

(3) Mr. Bonovitz is a director of Premier Research.

(4) Mr. Ryan is a director of Premier Research.

(5) James C. Gale, the Chief Investment Officer, a member and manager of the general partner of Corporate Opportunities Fund (Institutional), L.P. and Corporate Opportunities Fund, L.P., is a director of Premier Research.

                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of certain of our shareholders (together with any donees, pledgees or other transferees selling Shares received from such shareholders after the date of this Prospectus, the "Selling Shareholders"). The Selling Shareholders will offer and sell the Shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the Shares. We will bear all expenses and fees of registration of the Shares.

     The Selling Shareholders may offer and sell the Shares from time to time in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions, through put or call options transactions, through short sales or a combination of such methods of sales at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares. As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any Selling Shareholder. There is no assurance that the Selling Shareholders will sell any or all of the Shares that they offer.

     The Selling Shareholders and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to their sales in the market.

     Any Selling Shareholder may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

     The validity of the Shares offered in this Prospectus has been passed upon for us by Archer & Greiner, P.C., Haddonfield, New Jersey and Philadelphia, Pennsylvania.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

         SEC registration fee..................................      $ 4,117
         Printing expenses.....................................      $ 1,000
         Attorneys' fees and expenses..........................      $ 7,500
         Accountants' fees and expenses........................      $ 4,500
         Miscellaneous.........................................      $ 1,000
                                                                     -------
                                      TOTAL....................      $18,117
                                                                     -------

Item 15.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law, the Company must indemnify each of its directors and officers against his expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer, director, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent he is successful on the merits. Moreover, under such statutory provision the Company has the corporate power to indemnify its officers and directors against expenses and (in the case of proceedings other than those by or in the right of the Company) liabilities incurred in such a proceeding, provided (i) the officer or director has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the case of a proceeding by or in the right of the Company, however, such indemnification is not permitted if the individual is adjudged to be liable to the Company, unless a court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by a majority of the disinterested members of the Board of Directors or committee thereof, by independent legal counsel if a quorum of the disinterested members of the Board of Directors or committee thereof is not available or if the disinterested members of the Board of Directors or a committee thereof so direct, or by the stockholders.

         The Company's Bylaws require the Company to indemnify each director and officer if Section 145 of the Delaware General Corporation Law permits the Company to do so.

         The Company has purchased a directors' and officers' liability insurance policy, which affords officers and directors insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 16. Exhibits.

         Number      Description
         ------      -----------

          5          Opinion of Archer & Greiner, P.C.

         23.1        Consent of Archer & Greiner, P.C. - See Exhibit 5.

         23.2        Consent of Arthur Andersen LLP

         24          Power of Attorney of Directors and Officers - See Signature
                     Page.

Item 17. Undertakings.

         (a)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement; Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i) The undersigned registrant hereby undertakes that:

             (1) For determining any liability under the Securities Act, it will treat the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

             (2) For the purpose of determining any liability under the Securities Act, it will treat each post-effective Amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 21, 1999.

                                    PREMIER RESEARCH WORLDWIDE, LTD.


                                    By:  /s/ Joel Morganroth, M.D.
                                       -----------------------------------------
                                         JOEL MORGANROTH, M.D., Chairman
                                         and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints Joel Morganroth, John Bauer and James H. Carll, and each of them, any one of whom may act without the joinder of the others, as his attorney-in-fact to sign in his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and any of such attorneys-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Signature            Title                           Date

/s/ Joel Morganroth, M.D.     Chief Executive Officer and     September 21, 1999
--------------------------    Director
Joel Morganroth, M.D.         (Principal executive officer)


/s/ John Bauer                Senior Vice President,          September 21, 1999
--------------------------    Finance/Administration
John Bauer                    (Principal financial
                              and accounting officer)

/s/ Sheldon Bonovitz          Director                        September 21, 1999
--------------------------
Sheldon Bonovitz


/s/ James Gale                Director                        September 21, 1999
--------------------------
James Gale

/s/ Arthur Hull Hayes, Jr., M.D.     Director                 September 21, 1999
--------------------------------
Arthur Hull Hayes, Jr., M.D.


/s/ Charles L. Jacobson, M.D.        Director                 September 21, 1999
--------------------------------
Charles L. Jacobson, M.D.


/s/ Jerry D. Lee                     Director                 September 21, 1999
--------------------------------
Jerry D. Lee


/s/ John Ryan                        Director                 September 21, 1999
--------------------------------
John Ryan


/s/ Philip J. Whitcome, M.D.         Director                 September 21, 1999
--------------------------------
Philip J. Whitcome, Ph.D.


/s/ Connie Woodburn                  Director                 September 21, 1999
--------------------------------
Connie Woodburn